Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges

(In thousands)

	For the Six Months Ended June 30				For the Year Ended December 31
	2006		2005		2005		2004		2003		2002		2001
Ratio 1—including deposit interest
Earnings:
Income before income taxes and extraordinary gain	$1,548,913		$1,394,894		$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440
Fixed charges	2,381,022		1,349,110		3,203,493		1,577,826		1,490,092		1,932,209		3,065,973

Total	$3,929,935		$2,744,004		$6,069,888		$3,834,852		$3,399,230		$3,755,533		$5,095,413

Fixed charges:
Interest on deposits	$1,549,888		$733,078		$1,832,975		$766,188		$771,631		$1,117,296		$1,812,385
Interest on funds purchased and securities sold under agreements to repurchase	245,773		124,206		312,193		108,591		106,174		140,463		412,218
Interest on other short-term borrowings	43,214		39,390		94,965		30,195		33,511		14,062		63,359
Interest on long-term debt	515,141		427,352		912,210		628,253		537,223		619,667		739,012
Portion of rents representative of the interest factor (1/3) of rental expense	27,006		25,084		51,150		44,599		41,553		40,721		38,999

Total	$2,381,022		$1,349,110		$3,203,493		$1,577,826		$1,490,092		$1,932,209		$3,065,973

Earnings to fixed charges	1.65	x	2.03	x	1.89	x	2.43	x	2.28	x	1.94	x	1.66	x

Ratio 2—excluding deposit interest
Earnings:
Income before income taxes and extraordinary gain	$1,548,913		$1,394,894		$2,866,395		$2,257,026		$1,909,138		$1,823,324		$2,029,440
Fixed charges	831,134		616,032		1,370,518		811,638		718,461		814,913		1,253,588

Total	$2,380,047		$2,010,926		$4,236,913		$3,068,664		$2,627,599		$2,638,237		$3,283,028

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$245,773		$124,206		$312,193		$108,591		$106,174		$140,463		$412,218
Interest on other short-term borrowings	43,214		39,390		94,965		30,195		33,511		14,062		63,359
Interest on long-term debt	515,141		427,352		912,210		628,253		537,223		619,667		739,012
Portion of rents representative of the interest factor (1/3) of rental expense	27,006		25,084		51,150		44,599		41,553		40,721		38,999

Total	$831,134		$616,032		$1,370,518		$811,638		$718,461		$814,913		$1,253,588

Earnings to fixed charges	2.86	x	3.26	x	3.09	x	3.78	x	3.66	x	3.24	x	2.62	x